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                                                                   EXHIBIT T3A-1



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                      CRICKET WIRELESS COMMUNICATIONS, INC.

         Cricket Wireless Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Certificate of Incorporation of Cricket Wireless Communications, Inc. be amended by changing the first Article thereof so that, as amended, said Article shall read in its entirety as follows:

         "FIRST: The name of the Corporation is Cricket Communications, Inc.."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

Dated:  October 25, 1999

                                        CRICKET WIRELESS COMMUNICATIONS, INC.

                                        By:  /s/ James E. Hoffman
                                             -----------------------------------
                                                 James E. Hoffman
                                                 Secretary


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                          CERTIFICATE OF INCORPORATION

                                       OF

                      CRICKET WIRELESS COMMUNICATIONS, INC.

                  The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 9 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

                  FIRST: The name of the corporation (hereinafter the "Corporation") is

                      CRICKET WIRELESS COMMUNICATIONS, INC.

                  SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

                  THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State Delaware.

                  FOURTH:

                           A.       The Corporation is authorized to issue two
classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one thousand one hundred (1,100) shares. One thousand (1,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($.0001). One hundred shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($.0001).

                           B.       The Preferred Stock may be issued from time
to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the General Corporation Law of the State of Delaware, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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                  FIFTH: The name and the mailing address of the incorporator are as follows:

         NAME                            MAILING ADDRESS

         Daniel Howard                   701 B Street, Suite 2100
                                         San Diego, California 92101

                  SIXTH: The Corporation is to have perpetual existence.

                  SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors shall have the power, without the vote or assent of the stockholders to adopt, amend or repeal the by-laws of the Corporation.

                  EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph
(7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

                  NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                  TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of the Article TENTH.

Signed on September 16, 1999.

                                       /s/ Daniel Howard
                                       -----------------------------------------
                                       Daniel Howard, Incorporator